April 6, 2005

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Ladies and Gentlemen:

We were previously the principal accountants for Balsam Ventures, Inc. (the “Company”) and, under the date of March 29, 2004, we reported on the financial statements of the Company as of and for the years ended December 31, 2003 and 2002. We were dismissed as principal independent accountants of the Company effective April 6, 2005.

We have read the Company’s Current Report on Form 8-K, dated April 6, 2005, and we agree with the statements contained therein.

Yours truly,

“Morgan & Company”

Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1